SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934

Filed by the Registrant [X]
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Check the appropriate box:

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[ ]  Definitive Additional Materials
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                          ACTION INDUSTRIES, INC.
_________________________________________________________________
             (Name of Registrant as Specified In Its Charter)

                          ACTION INDUSTRIES, INC.
_________________________________________________________________
                (Name of Person(s) Filing Proxy Statement)

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     Act Rule 14a-6(i)(3)
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11
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         applies: _______________________________________________
     2) Aggregate number of securities to which transaction applies: _______________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:__/
         ________________________________________________________
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         ________________________________________________________

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     state how it was determined.

[ ]  Check box if any part of the fee is offset as provided by
     Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous
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                           ACTION INDUSTRIES, INC.

                         Allegheny Industrial Park

                        Cheswick, Pennsylvania 15024

                      Telephone Number (412) 782-4800

                                _______________

                                PROXY STATEMENT
                                _______________


This proxy statement has been prepared by the management of Action Industries, Inc. (the "Company"). It is being furnished in connection with the solicitation of proxies by the Board of Directors of the Com-pany to be voted at the annual meeting of shareholders on December 2, 1994 (or any adjournment of that meeting) for the purposes set forth in the covering Notice. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

Shareholders of record on October 12, 1994 are entitled to notice of and to vote at the meeting. Any person giving a proxy may revoke it by giving written notice to the Secretary of the Company, by signing a later dated valid proxy, or by voting in person at the meeting. If not revoked, the shares represented by the proxies will be voted. All shares will be voted as directed by the shareholder. If no direction is given, shares will be voted as indicated in this proxy statement and on the enclosed proxy form.

Except as described below, shareholders are entitled to one vote per share of the Company's common stock, par value $0.10 per share, on all matters to be considered and acted upon at the meeting. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of the Company's common stock will be necessary to constitute a quorum at the meeting. In general, the affirmative vote of a majority of the votes cast by the shareholders is required to approve any proposals voted on at the meeting. Matters involving certain fundamental corporate changes, however, require the affirmative vote of at least 80% of the votes which all shareholders are entitled to cast.

Further, with respect to the election of directors, shareholders have cumulative voting rights. That is, each shareholder is entitled to cast a number of votes equal to the number of shares he or she holds multiplied by the number of directors to be elected -- in this case three -- and cast the whole number of resulting votes for one candidate or distribute them among the three candidates as he or she wishes. The nominees receiving the highest number of votes, up to the designated number of directors to be elected, will be deemed elected.

Shareholder abstentions and broker "non-votes" (i.e. a broker-dealer's withholding of votes for shares held in street name for a shareholder who has not given voting instructions) will be counted neither for nor against a proposal in the case of the election of directors and in the case of proposals other than certain fundamental corporate changes. Where a proposal involves certain kinds of fundamental corporate changes, however, shareholder abstentions and broker non-votes will be counted as "no" votes.

As of September 8, 1994 there were 5,539,458 shares of common stock outstanding.

The Company anticipates mailing proxy materials and annual reports to shareholders on or about October 27, 1994.


                            ELECTION OF DIRECTORS

In November 1993, the Board increased the number of positions on the Board from seven to eight and appointed James H. Knowles, Jr. to fill the vacancy created. In August 1994, Ronald A. Gagnon retired from service on the Board and was replaced by William B. Snow. The eight members of the Board of Directors are divided among three classes, two of which have three members and one of which has two members. Each class of directors serves a three-year term.

The three candidates nominated by the Board for election as directors this year are identified below, along with the directors continuing in office.

NOMINEES FOR A 3-YEAR TERM EXPIRING IN 1997:

Charles C. Cohen, 53. Mr. Cohen has served as a Director of the Com-pany since June 1991. He has been, since 1981, a Director of the law firm of Cohen & Grigsby and, since 1976, Adjunct Professor of securities regulation at the University of Pittsburgh School of Law. He serves on the Boards of Directors of Robroy Industries, Inc., Medrad, Inc., Phar-Mor, Inc. and several civic organizations.

James H. Knowles, Jr., 54. Mr. Knowles has been a Director of the Company since November 1993. Having over ten years of experience in the founding and management of venture capital firms, he is presently President and Chief Executive Officer of Dragonswood, Inc., a venture capital investment management company, where he has served since 1988.

David S. Shapira, 52. Mr. Shapira has served as a Director of the Company since 1981. He has held various executive positions with Giant Eagle, Inc., a retail supermarket chain, including Director, Chairman, President and Chief Executive Officer, since 1980. He has also held various executive positions with Phar-Mor, Inc., a general merchandise and retail variety store chain, including Director, Chairman and Chief Executive Officer, since 1984. Mr. Shapira is also a member of the Boards of Directors of Mellon Bank, N.A., Mellon Bank Corporation, Equitable Resources, Inc. and Bell Telephone Company of Pennsylvania.

The Board of Directors recommends a vote FOR the nominees named above.

DIRECTORS CONTINUING IN OFFICE:

SERVING THE SECOND YEAR OF A 3-YEAR TERM EXPIRING IN 1996:

Ernest S. Berez, 69. Mr. Berez has been a Director of the Company since 1951 and served as its Chairman from 1987 through July 1990. He was an executive officer of the Company from 1950 to 1990, serving in various capacities, most recently including President, Chief Executive Officer and Chief Operating Officer. Mr. Berez is presently Chairman of Lobeco World Trade Corp., an international trading company.

Joel L. Gold, 53. Mr. Gold has served as a Director of the Company since 1978. He has been Managing Director of Furman Selz Incor-porated, an investment banking company, since January 1992. Prior to that, he had served as Managing Director for Bear, Stearns & Co., Inc., an investment banking firm, from April 1990 and as Managing Director for Drexel Burnham Lambert Incorporated, also an investment banking firm, from 1981. He also serves on the Boards of MSA Realty Corporation, Concord Camera Corp., Life Medical Sciences, Inc. and Biomechanics Corporation of America.

R. Craig Kirsch, 47. Mr. Kirsch has served as a Director since 1990 and was elected Chairman in 1991. He joined the Company in February 1990 as President and Chief Operating Officer and was appointed Chief Executive Officer the same year. He was previously employed by General Nutrition Corp., a health food retailer, where he had served since 1986 as Director, Senior Vice President and Chief Financial Officer.

SERVING THE THIRD YEAR OF A 3-YEAR TERM EXPIRING IN 1995:

Joel M. Berez, 40. Mr. Berez has been a Director of the Company since 1983. An officer of the Company since his employment in 1988, he is presently Senior Vice President. He has held several other executive postions, most recently Senior Vice President - ADS Project.

William B. Snow, 62. Mr. Snow was appointed to the Board on August 29, 1994. On July 1, 1994, he became Vice Chairman and Chief Financial Officer of Movie Gallery, Inc., a video cassette and game retail sales and rental business. Having previously held various executive positions with several other companies, he recently retired from Consolidated Stores Corporation, where he had served from 1985 to 1994 as Director, Executive Vice President and Chief Financial Officer. Consolidated Stores is a specialty retailer in the "close-out" consumer goods industry.


               PRINCIPAL HOLDERS OF THE COMPANY'S COMMON STOCK

SECURITY OWNERSHIP OF MANAGEMENT: The following table shows, as of September 8, 1994, the beneficial ownership of each director, the Chief Executive Officer, the four other most highly compensated execu-tive officers of the Company as of the end of fiscal year 1994, one other individual who would have been among the four other most highly compensated executive officers but for the fact that he was not serving in an executive officer capacity at the end of the fiscal year, and all the directors and officers of the Company as a group.

                       COMMON STOCK BENEFICIALLY OWNED

                Amount and Nature of Beneficial Ownership
                        Sole Voting   Shared Voting
                            and            and                     Percent of
                        Investment     Investment                     Stock
      Name                 Power          Power        Total       Outstanding

Ernest S. Berez           134,172         14,669      148,841 *1      2.7

Joel M. Berez              38,014        560,796      598,810 *2     10.8

Kenneth L. Campbell        11,352              0       11,352 *3      0.2

Charles C. Cohen            7,625              0        7,625 *4      0.1

Lyle E. Davis               8,075              0        8,075 *5      0.1

Ronald A. Gagnon           18,095          2,500       20,595 *6      0.4

Joel L. Gold                9,125            500        9,625 *7      0.2

R. Craig Kirsch           200,000         80,600      280,600 *8      4.9

James H. Knowles, Jr.       1,875              0        1,875 *9     <0.1

David S. Shapira            5,625          8,302       13,927 *10     0.3

William B. Snow                 0              0            0         0

Walter M. Tymoczko         10,095            200       10,295 *11     0.2

All 22 present di-        487,868        675,097    1,162,965 *12    19.9
rectors and offi-
cers, including
those named above


    *1  Amount includes 14,669 shares held by Mr. Berez's wife.

    *2 Amount includes the following: 8,000 shares which Joel Berez does not now own but has the right to acquire within 60 days under a stock option agreement; 550,365 shares held in twelve trusts for which Mr. Berez is co-trustee but as to which he disclaims beneficial ownership in 338,303 shares; and 10,431 shares held by Mr. Berez jointly with his wife.

    *3 Amount includes 10,000 shares which Mr. Campbell does not now own but has the right to acquire within 60 days under a stock option agreement.

    *4 Amount includes 5,625 shares which Mr. Cohen does not now own but has the right to acquire within 60 days under a stock option agreement.

    *5 Amount includes 8,000 shares which Mr. Davis does not now own but has the right to acquire within 60 days under a stock option agreement.

    *6 Amount includes 18,000 shares which Mr. Gagnon does not now own but has the right to acquire within 60 days under stock option agreements and 2,500 shares held by Mr. Gagnon jointly with his wife.

    *7 Amount includes 5,625 shares which Mr. Gold does not now own but has the right to acquire within 60 days under a stock option agreement and 500 shares held by Mr. Gold's wife.

    *8 Amount includes 200,000 shares which Mr. Kirsch does not now own but has the right to acquire within 60 days under a stock option agreement and 80,600 shares which he holds jointly with his wife.

    *9 Amount includes 1,875 shares which Mr. Knowles does not now own but has the right to acquire within 60 days under a stock option agreement.

   *10 Amount includes 5,625 shares which Mr. Shapira does not now own but has the right to acquire within 60 days under a stock option agreement and 8,302 shares held in various trusts for which Mr.
Shapira is co-trustee.

   *11 Amount includes 10,000 shares which Mr. Tymoczko does not now own but has the right to acquire within 60 days under a stock option agreement and 200 shares which he holds jointly with his wife.

   *12 Amount includes 315,850 shares which the directors and officers do not now own but have the right to acquire within 60 days under stock option agreements.

SECURITY OWNERSHIP OF CERTAIN OTHERS: The following table shows the beneficial ownership of those persons, other than the ones named in the table above, who are known by the Company to be beneficial owners of more than 5% of the Company's common stock outstanding.

                      COMMON STOCK BENEFICIALLY OWNED
                                  Amount and             Percent of
                                   Nature of                Stock
   Name and Address          Beneficial Ownership        Outstanding

Steven H. Berez                    556,259 *1                 10.0
35 Sutton Road
Needham, MA 02192

Dimensional Fund Advisors Inc.     385,700 *2                  7.0
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Heartland Advisors Inc.            785,975 *3                 14.2
790 North Milwaukee Street
Milwaukee, WI 53202


    *1 Steven H. Berez's shareholdings include 5,698 shares for which he has sole voting and dispositive power, 196 shares for which he shares voting and dispositive power with his wife, and 550,365 shares held in twelve trusts for which he shares voting and dispositive power as co-trustee but as to which he disclaims beneficial ownership in 338,303 shares. The shares held by Mr. Berez as co-trustee are the same
550,365 shares as those described with respect to Joel M. Berez in footnote 2 on page 3.

    *2   Dimensional Fund Advisors Inc. has sole voting power over 224,200 of the shares, and certain of its officers vote an additional 136,500 of the shares by virtue of their capacities as officers of other investment companies. Dimensional Fund has sole dispositive power with respect to all 385,700 shares.

    *3   Heartland Advisors Inc. has sole voting power over 450,000 of the shares. It has sole dispositive power with respect to all 785,975 shares.


               DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

FAMILY RELATIONSHIPS:  Director Ernest S. Berez is the father of Joel
M. Berez, a Director and officer of the Company.

BUSINESS RELATIONSHIPS, TRANSACTIONS WITH MANAGEMENT AND INVOLVEMENT IN LEGAL PROCEEDINGS:

David S. Shapira and Charles C. Cohen. In August 1992 Phar-Mor, Inc. reported that it had been the victim of a fraud and embezzlement scheme perpetrated by Phar-Mor executives whose employment was immediately terminated. David S. Shapira, a Director of the Company, was Director and Chief Executive Officer of Phar-Mor at the time of discovery of the scheme. Mr. Shapira and his wife own directly or beneficially 4% of the outstanding shares of Phar-Mor. Mr. Shapira is also a Director and executive officer of Giant Eagle, Inc. Giant Eagle owns a significant portion (though not a majority) of the outstanding shares of Phar-Mor.

Company Director Charles C. Cohen is also a Director of Phar-Mor. Mr. Cohen owns no Phar-Mor shares. The Company holds 0.7% of the out-standing shares of Phar-Mor.

On August 17, 1992 Phar-Mor, Inc., a Pennsylvania corporation, filed for protection under Chapter 11 of the United States Bankruptcy Act. Mr. Shapira was an executive officer of Phar-Mor at the time of filing. The proceedings are still pending.

In light of the bankruptcy proceedings, in August 1992 the Board of Directors of the Company approved the write-off of the $1,611,710 book value of the Company's Phar-Mor shares. Mr. Cohen abstained from the decision with respect to the Company's write-off of the value of the Phar-Mor stock (Mr. Shapira was not present at the meeting). Further, the Board of Directors determined that Messrs. Shapira and Cohen would abstain from any future vote by the Board of Directors concerning any transaction between the Company and Phar-Mor.

During fiscal year 1994 the Company engaged in several arms-length business transactions with Giant Eagle and Phar-Mor. The Company sold merchandise to Giant Eagle in the amount of $212,178 and to Phar-Mor in the amount of $1,353,417. The Company also purchased from Giant Eagle Christmas gift certificates for Company employees in the amount of $29,601 and paid to Giant Eagle $601 in trade show booth fees.

Mr. Cohen is a Director of Cohen & Grigsby, P.C., a law firm retained by the Company to perform legal services during fiscal year 1994 and which the Company expects to retain during the current fiscal year.

William B. Snow. Until June 30, 1994, Mr. Snow was a Director and executive officer of Consolidated Stores Corporation, which engaged in a series of arms-length business transactions with the Company during fiscal year 1994. The Company acts as a foreign buying agent for Consolidated Stores, for which services the Company was paid $166,118 in commissions for the fiscal year. The Company also sold to Consolidated Stores certain plastic housewares pursuant to a supply agreement between the companies, as well as a number of other products, aggregating $4,836,502 for the fiscal year.

COMPLIANCE WITH CERTAIN FILING REQUIREMENTS: Directors and executive officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports concerning their holdings and transactions in Company stock. Through inadvertent error, Marc J. Joseph, who joined the Company in April 1994 as Senior Vice President, Merchandising and Marketing, filed his initial report of the status of his stock ownership about one week late. Director Ernest Berez failed to file a report in 1992 disclosing a small donation of stock by his wife. He has routinely filed timely reports of other transactions during 1992 and other years and was not aware of the unreported transaction until recently. The transaction has now been reported.

THE BOARD OF DIRECTORS AND ITS COMMITTEES:  The full Board of
Directors held five meetings during fiscal year 1994. No member failed to attend at least 75% of the aggregate number of meetings of the full Board and meetings of the Board committees on which he serves.

Executive Committee. The Board recently reinstituted the executive committee, whose functions are to conduct all the business of the Board of Directors in managing the Company between meetings of the Board, subject to any limitations imposed by the Board, and provided that matters of importance that do not require immediate action will be referred to the full Board. The members are Messrs. Cohen, Kirsch, Knowles, Shapira and Joel Berez, with Mr. Kirsch serving as Chairman.

Audit Committee. The Board has an audit committee, the function of which is to assist the Board of Directors in fulfilling its obligation concerning the financial accounting and reporting practices of the Company and the sufficiency of its auditing. In furtherance of its function, the committee reviews the scope and results of the annual audit by the Company's independent public accountants, ensures the independence of the public accountants and makes appropriate inquiries as to the adequacy of the Company's financial and operating controls. The members during fiscal year 1994 were Messrs. Knowles, Cohen and Joel Berez. They met two times during the year. The members for fiscal year 1995 are Messrs. Cohen, Snow and Joel Berez, with Mr. Snow serving as Chairman.

Nominating Committee. The Board has a nominating committee, the func-tions of which are to consider and recommend candidates to fill vacancies or new openings for membership on the Board and to consider and recommend successor management for the Company. The members are Messrs. Cohen, Kirsch and Joel Berez, with Mr. Cohen serving as Chair-man. They met informally several times during the year. The nominat-ing committee will consider director candidates recommended by shareholders who submit the candidate's resume by sending it to Mr. Cohen at the Company's address.

Compensation Committee. The Board has a compensation committee, the function of which is to review and determine the compensation of senior management. The members are Messrs. Gold, Kirsch, Knowles and Shapira, with Mr. Shapira serving as Chairman and Mr. Kirsch participating as a nonvoting member. The compensation committee met twice during the past year. The committee and the Company have retained professional benefit and compensation consultants to advise them concerning the compensation of directors, officers and other management.


               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION FOR DIRECTORS: Directors who are employees of the Com-pany, namely Messrs. Kirsch and Joel Berez, Mr. Gagnon until his retirement from the Board, as well Mr. Ernest Berez, who is a former employee, receive no additional compensation for their services on the Board.

Compensation for nonemployee directors includes an annual retainer of $12,000 plus $1,000 for each full Board meeting attended and $500 for each committee meeting attended on a day other than the day of a full Board meeting. Upon their appointment to the Board, they are also granted options to purchase 7,500 shares of stock each, pursuant to a stock option plan approved by the shareholders in 1991.

Director Ernest S. Berez, former Chairman and President of the Company, is compensated under an agreement with the Company dated July 31, 1990 and amended July 31, 1991. Pursuant to that agreement, Mr. Berez now receives lifetime retirement benefits in the amount of $139,200 annually. If Mr. Berez's wife survives him, she will receive lifetime survivor benefits of one-half his benefit amount.

COMPENSATION FOR EXECUTIVE OFFICERS: The following tables show, for the last three fiscal years, all compensation received by the Chief Executive Officer, the four other most highly compensated executive officers of the Company as of the end of fiscal year 1994, and one other individual who would have been among the four other most highly compensated executive officers but for the fact that he was not serving in an executive officer capacity at the end of the fiscal year.


                          SUMMARY COMPENSATION TABLE
                                                    Long Term
                                      Annual       Compensation
                                   Compensation       Awards

                                                    Securities
                                                    Underlying   All Other
    Name and             Fiscal   Salary     Bonus   Options/     Compensa-
Principal Position        Year     ($)        ($)    SARs (#)     tion ($) *1

R. Craig Kirsch           1994    243,437       0          0       2,875
Chairman, President,      1993    243,437       0          0       2,916
and Chief Executive       1992    243,271       0    150,000      15,770
Officer

Ronald A. Gagnon *2       1994    164,406       0          0       2,737
Executive Vice            1993    168,033       0          0         813
President                 1992    167,950       0      5,000      11,940

Walter M. Tymoczko        1994    123,046  15,000          0         551
Senior Vice Presi-        1993    123,046       0          0         589
dent and General          1992    123,020       0          0       9,887
Manager, Kensington
Lamp Company

Kenneth L. Campbell       1994    118,698   6,000          0         554
Senior Vice Presi-        1993    123,714       0      5,000         569
dent, Finance             1992    118,606       0          0       8,704

Lyle E. Davis *3          1994    121,710       0          0         545
former Senior Vice        1993    121,710       0          0         583
President and Gen-        1992    121,500  12,381      5,000       8,400
eral Merchandise
Manager

Joel M. Berez *4          1994    137,463       0          0         816
Senior Vice Presi-        1993    137,400       0          0         659
dent                      1992    137,400       0          0       9,411


   *1 The amounts shown for fiscal year 1994 in the column "All Other Compensation" are comprised of the following: For Mr. Kirsch, the amount includes $1,055 in forfeiture allocations to his account in the Employees' Retirement Plan and $1,820 for payment of the annual premium for a term life insurance policy. For Mr. Gagnon, the amount includes $761 in forfeiture allocations and $1,976 value of tax consultation services. For Mr. Berez, the amount includes $616 in forfeiture allocations and $200 value of tax consultation services. For Messrs. Tymoczko, Campbell and Davis, the entire amount shown is the amount of forfeitures allocated to the executive's account in the Employees' Retirement Plan.

    *2 Following the end of the fiscal year, Mr. Gagnon began serving in a semi-retired position with the Company and is no longer an executive officer.

    *3 Mr. Davis left the Company's employ following the end of the fiscal year.

    *4 Mr. Berez remains an officer of the Company but was not serving as an executive officer as of the end of the fiscal year.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES
                                            Number of
                                           Securities      Value of
                                           Underlying    Unexercised
                                           Unexercised   In-the-Money
                                           Options/SARs  Options/SARs
                                            at FY-End    at FY-End($)
                     Shares       Value
                   Acquired on   Realized  Exercisable/  Exercisable/
    Name          Exercise (#)      ($)   Unexercisable Unexercisable *1

R. Craig Kirsch         0           NA        200,000          0
                                              150,000          0

Ronald A. Gagnon        0           NA         14,000          0
                                               11,000          0

Joel M. Berez           0           NA          6,000          0
                                                4,000          0

Walter M. Tymoczko      0           NA          7,000          0
                                                8,000          0

Kenneth L. Campbell     0           NA          7,000          0
                                                8,000          0

Lyle E. Davis           0           NA          8,000          0
                                                7,000          0


   *1  All these options were out of the money at 1994 fiscal year end.

EMPLOYMENT CONTRACTS AND RETIREMENT PLANS:

R. Craig Kirsch Employment Agreement. Mr. Kirsch serves under an employment agreement dated as of March 12, 1992. The agreement provides for five years' employment with base compensation, presently $243,437 annually, subject to the review of the compensation committee of the Board of Directors, participation in any incentive compensation program implemented by the Company and customary insurance benefits for execu-tives of the Company. He also has options to purchase a total of 350,000 shares of the Company's common stock. The agreement provides for Mr. Kirsch's covenant not to compete with the Company for two years after his employment ends.

Ronald A. Gagnon Employment Agreement. Mr. Gagnon serves under an employment agreement dated July 1, 1994 and expiring June 30, 1997. The agreement provides for base salary of $150,000, $100,000 and $50,000 per annum, respectively, for the three years, as well as customary group benefits for executives. The agreement also provides for Mr. Gagnon's covenant not to compete with the Company for two years after his employment ends.

Lyle E. Davis Employment Agreement. Until his resignation on August 31, 1994, Mr. Davis served under an employment agreement dated March 24, 1992 and expiring March 23, 1995. The agreement provided for base compensation, most recently $121,710, participation in any bonus, incentive compensation and stock option programs for executives, as well as customary benefits. It further provides for Mr. Davis' covenant not to compete with the Company for two years after his separation from employment.

Retirement Plan. Each of the named executive officers is a participant in an Employees' Retirement Plan to which the Company contributes. The Plan is a profit sharing plan providing for contributions in an amount subject to the Board of Directors' determination each year. It covers all employees other than those who are participants in a collectively bargained plan. The Plan was amended in 1989 to permit contributions of Company stock under an employee stock ownership provision and to permit participants to make their own contributions. These provisions have not been made effective. A participant's account under the Plan vests after five years of service, and the total amount of the individual's account balance is distributed upon termination of employment.

Contributions accrued pursuant to the Plan for the named executive officers are shown in the final column of the Summary Compensation Table. For plan years 1993 and 1994, contributions consisted only of forfeitures of the accounts of unvested participants whose employment terminated during those years; there was no contribution of additional Company funds. For 1992, the amounts shown include both forfeitures and additional Company contributions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION: The mem-bers of the compensation committee during fiscal year 1994 were Messrs. Gold, Kirsch, Knowles and Shapira. Mr. Kirsch, who is a nonvoting member, is President and Chief Executive Officer of the Company. Mr. Shapira is a Director and executive officer of Giant Eagle, Inc., and Phar-Mor, Inc., both of which engaged in several arms-length business transactions with the Company during the fiscal year. The Company sold merchandise to Giant Eagle in the amount of $212,178 and to Phar-Mor in the amount of $1,353,417. It also purchased from Giant Eagle Christmas gift certificates for Company employees in the amount of $29,601 and paid Giant Eagle $601 in trade show booth fees.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

It is the policy of the compensation committee to compensate executive officers of the Company under a pay plan with three components: base salary, performance-based pay and equity ownership. The compensation plan was developed in 1990 with the assistance and recommendation of compensation consultants. Under this pay system, base salaries for executives are set at or just below the market median for each position, as determined from market survey information for companies with comparable sales volume.

Performance-based compensation is paid pursuant to a plan implemented in September 1990. The plan provides that a portion of the compensation payable to each executive officer will be based upon the individual's achievement of predetermined performance objectives and the Company's attainment of overall performance objectives. The plan is a flexible program in which performance objectives, which are individually determined for each executive appropriate to his/her position, are established each year by senior management. The aggregate amount potentially payable to executives is determined by the Board of Directors each year, based upon a percentage of the Company's profits. The plan was suspended for fiscal year 1994, as management did not expect the Company to have the financial resources to fund it. Two executive officers nevertheless received bonuses based upon their achievement of specific performance objectives.

The equity ownership portion of executive officer compensation is paid in the form of stock options under a plan approved by shareholders in 1990. Under this plan, the Company has granted options to executive officers and other managers for approximately 450,000 shares (options for an additional 275,000 shares have been granted outside the plan to three executives). The number of option shares granted to each individual is based upon the executive's position in the Company and the relative potential for that position to affect the Company's performance. The option price for each grant is the fair market value at the date of grant. Executives have ten years from the date of grant to exercise their options by paying the option price for the stock.

The compensation committee believes that this three-component pay system for executive officers effectively balances the employee's need for income security and the Company's need to maximize performance. The base salary component provides the executive a reliable but moderate income stream. The opportunity for any additional income exists only through the performance-based compensation plan and the stock option plan and is available only by virtue of individual achievement and overall Company performance.

It is also the policy of the compensation committee to compensate R.
Craig Kirsch, Chief Executive Officer of the Company, under a compen-sation plan consisting of base salary, performance-based pay and equity ownership. This compensation plan was developed with the assistance and recommendation of compensation consultants. Base salary is set just below the market median for chief executive officers of companies with comparable sales volume.

Performance-based compensation is paid to Mr. Kirsch for his achievement of predetermined performance objectives and the Company's attainment of overall performance objectives, as determined by the committee each fiscal year. The amount potentially payable to him is also determined each year by the committee, based upon a percentage of the Company's profits. As noted above, this plan was suspended for fiscal year 1994. Mr. Kirsch has received no performance-based pay for the last three fiscal years.

The equity ownership component of Mr. Kirsch's compensation consists of two stock options -- one for 200,000 shares and the other for 150,000 shares. The first stock option was negotiated with Mr. Kirsch in 1990 to attract him to the Company to plan and carry out a financial and organizational restructuring of the Company. The option vested over a three-year period, as it was originally anticipated that restructuring was a three-year project. After two years it became apparent that more than three years would be needed to stabilize the Company and regain its profitability. Accordingly, Mr. Kirsch's employment agreement was renegotiated in 1992 with an extended term and an additional option for 150,000 shares. To encourage Mr. Kirsch to remain with the Company and lead it to profitability, this option vests in two installments over a five-year period. Both the 1990 and the 1992 stock options were granted at fair market value on the date of grant.

By the Voting Members of the Compensation Committee:

Joel L. Gold, James H. Knowles, Jr., and David S. Shapira


                    COMPANY PERFORMANCE

The following graph is a comparison of five-year cumulative shareholder return among Action Industries, Inc. common stock, the Amex Market Value Index and the Standard and Poor's Housewares Index. The comparison assumes $100 invested on June 30, 1989 in Company stock or the Indexes, including reinvestment of dividends.

[FILED UNDER COVER OF FORM SE.]


             INDEPENDENT PUBLIC ACCOUNTANTS

Pursuant to Article V of the Company's Bylaws, the Directors have the authority to have financial reports prepared or verified by independent public accountants who need not be elected by the shareholders. Ernst & Young served as the Company's independent accountants throughout the fiscal year ended June 25, 1994 and are continuing in that capacity for fiscal 1995.

Representatives of Ernst & Young are expected to be present at the meeting of the shareholders and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.


                      OTHER BUSINESS

So far as is known, no business other than the election of directors will come before the meeting. It is the intention of the Board, however, that the proxy solicited in this statement will be exercised in the discretion of the person or persons voting the proxy on any matters that may properly come before the meeting.


        SHAREHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

Shareholders who wish to present proposals at the 1995 annual meeting must send their proposals to the Company so that they are received no later than June 29, 1995, in order that they may be included in the proxy statement for that meeting.


September 9, 1994




                      ACTION INDUSTRIES, INC.
     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, DECEMBER 2, 1994
          SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Craig Kirsch, Chairman, and Linda S. Wyckoff, Secretary, or either of them, proxies of the undersigned to vote the shares of ACTION INDUSTRIES, INC. which the undersigned would be entitled to vote if personally present at the meeting or any adjournment of it:

(1) To elect each of the following nominees for director for the ensuing three years:

    CHARLES C. COHEN     JAMES H. KNOWLES, JR.     DAVID S. SHAPIRA

You may withhold authority to vote your shares for any nominee by striking through the individual's name. YOUR SHARES WILL BE VOTED FOR THE ELECTION OF ANY NOMINEE WHOSE NAME IS NOT STRICKEN.

(2) In their discretion to vote upon such other matters as may properly come before the meeting.

                                                      (over)
______________________________________________________________________

(continued from other side)

                              Dated:  _________________________, 1994

                              _______________________________________

                              _______________________________________
                              Please sign exactly as name appears
                              hereon.  When signing as executor,
                              trustee, etc., or as corporation of-
                              ficer, give full title as such.  For
                              joint accounts, provide both signatures.

                              PLEASE SIGN AND RETURN THIS PROXY IMME-
                              DIATELY IN THE ENCLOSED ENVELOPE.